EXHIBIT 10.1

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                             L E A S E   A G R E E M E N T


                             dated as of December 15, 1994


                                        between


                            BA LEASING & CAPITAL CORPORATION


                                          and

                          COCA-COLA BOTTLING CO. CONSOLIDATED

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                                        CONTENTS

             Parties . . . . . . . . . . . . . . . . . . . . . . . . . .  1

             1.     LEASE  . . . . . . . . . . . . . . . . . . . . . . .  1
                    1.01   Agreement to Lease  . . . . . . . . . . . . .  1
                    1.02   Procurement . . . . . . . . . . . . . . . . .  1
                    1.03   Conditions Precedent  . . . . . . . . . . . .  1
                    1.04   Lease Schedules . . . . . . . . . . . . . . .  1

             2.     TERM, RENT AND PAYMENTS  . . . . . . . . . . . . . .  2
                    2.01   Term. . . . . . . . . . . . . . . . . . . . .  2
                    2.02   Rent  . . . . . . . . . . . . . . . . . . . .  2
                    2.03   Payment . . . . . . . . . . . . . . . . . . .  2
                    2.04   Net Lease . . . . . . . . . . . . . . . . . .  2
                    2.05   Application of Payments . . . . . . . . . . .  3
                    2.06   Excessive Rent  . . . . . . . . . . . . . . .  3
                    2.07   Advance Payments  . . . . . . . . . . . . . .  3

             3.     WARRANTIES . . . . . . . . . . . . . . . . . . . . .  3

             4.     COVENANTS WITH RESPECT TO THE UNITS. . . . . . . . .  4
                    4.01   Use . . . . . . . . . . . . . . . . . . . . .  4
                    4.02   Possession  . . . . . . . . . . . . . . . . .  4
                    4.03   Liens . . . . . . . . . . . . . . . . . . . .  4
                    4.04   Titling, Licensing and Registration . . . . .  4
                           (a)    Characterization of Lease  . . . . . .  4
                           (b)    PreClosing Titling and
                                  Registration . . . . . . . . . . . . .  5
                           (c)    Titling and Registration of Units  . .  5
                           (d)    Delivery of Titles . . . . . . . . . .  5
                           (e)      Ownership  . . . . . . . . . . . . .  5
                    4.05   Maintenance . . . . . . . . . . . . . . . . .  6
                    4.06   Alterations . . . . . . . . . . . . . . . . .  6
                    4.07   Inspection  . . . . . . . . . . . . . . . . .  6

             5.     INDEMNITIES  . . . . . . . . . . . . . . . . . . . .  6
                    5.01   General Indemnity . . . . . . . . . . . . . .  6
                    5.02   General Tax Indemnity . . . . . . . . . . . .  7
                    5.03   Special Tax Indemnity . . . . . . . . . . . .  8
                           (a)    Definition of Loss . . . . . . . . . .  8
                           (b)    Payments . . . . . . . . . . . . . . .  9
                           (c)    Timing of Payments . . . . . . . . . . 10
                           (d)    Exceptions . . . . . . . . . . . . . . 10
                           (e)    Computations . . . . . . . . . . . . . 11
                           (f)    Contest  . . . . . . . . . . . . . . . 11
                           (g)    Survival . . . . . . . . . . . . . . . 12
                           (h)    Lessor . . . . . . . . . . . . . . . . 12

             6.     RISK OF LOSS; CASUALTIES; INDEMNITY  . . . . . . . . 12
                    6.01   Casualty Value Payments . . . . . . . . . . . 12
                    6.02   Effect of Casualty Value Payments . . . . . . 12

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             7.     INSURANCE  . . . . . . . . . . . . . . . . . . . . . 13

             8.     DEFAULTS; REMEDIES . . . . . . . . . . . . . . . . . 13
                    8.01   Events of Default . . . . . . . . . . . . . . 13
                    8.02   Remedies  . . . . . . . . . . . . . . . . . . 14
                    8.03   Expenses  . . . . . . . . . . . . . . . . . . 15
                    8.04   Nonexclusive  . . . . . . . . . . . . . . . . 15
                    8.05   Right of Lessor to Perform  . . . . . . . . . 15

             9.     RETURN OF UNITS  . . . . . . . . . . . . . . . . . . 15

             10.    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . 17

             11.    FURTHER ASSURANCES . . . . . . . . . . . . . . . . . 17

             12.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . 18
                    12.01  Effect of Waiver  . . . . . . . . . . . . . . 18
                    12.02  Survival of Covenants . . . . . . . . . . . . 18
                    12.03  Applicable Law; Severability  . . . . . . . . 18
                    12.04  Financial Information . . . . . . . . . . . . 18
                    12.05  Notices . . . . . . . . . . . . . . . . . . . 18
                    12.06  Counterparts  . . . . . . . . . . . . . . . . 18
                    12.07  Transaction Costs . . . . . . . . . . . . . . 19
                    12.08  Effect and Modification of Lease  . . . . . . 19

             APPENDIX

             EXHIBIT A    Form of Purchase Agreement Assignment

             EXHIBIT B    Form of Lease Schedule

             EXHIBIT C    Form of Bill of Sale

             EXHIBIT D    Form of Opinion of Counsel



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                                                  Lease No. 1994-1 (940148)



                           LEASE AGREEMENT (this "Lease") dated December
                    15, 1994 between BA LEASING & CAPITAL CORPORATION, a California corporation ("Lessor") and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation ("Lessee").

             SECTION 1.    LEASE.

                    1.01 Agreement to Lease. Lessor agrees to acquire and lease to Lessee, and Lessee agrees to lease from Lessor certain personal property (the "Units" and, individually, a "Unit") described in the Appendix hereto (the "Appendix"), on the terms and conditions set forth herein and in the Appendix.

                    1.02 Procurement. Lessee has ordered or shall order the Units pursuant to one or more purchase orders or other contracts of sale ("Purchase Agreements" and individually a "Purchase Agreement") from one or more vendors ("Vendors" and individually a "Vendor"). Lessee shall assign to Lessor all of Lessee's right, title and interest in and to the applicable Purchase Agreement as it relates to the Units by executing and delivering to Lessor a Purchase Agreement Assignment substantially in the form of Exhibit A. Lessor agrees to (a) accept the assignment and (b) subject to Section 1.03, unless Lessee has paid the Vendor, assume the obligations of Lessee under the Purchase Agreement to purchase and pay for the Unit, but no other duties and obligations thereunder. Nevertheless, Lessee shall remain liable to Vendor in respect of its duties and obligations in accordance with the Purchase Agreement. Lessee represents and warrants in connection with the assignment of any Purchase Agreement that (a) Lessee has the right to assign the Purchase Agreement, (b) the right, title and interest of Lessee in the Purchase Agreement so assigned is and shall be free from all claims, liens, security interests and encumbrances, (c) Lessee will warrant and defend the assignment against claims and demands of all persons and
             (d) the Purchase Agreement contains no conditions under which Vendor may reclaim title to any Unit after delivery, acceptance and payment therefor.

                    1.03   Conditions Precedent.   The obligation of Lessor
             to pay for each Unit is subject to satisfaction of the conditions precedent set forth in the Appendix. If any of those conditions is not met with respect to any Unit, Lessor shall assign to Lessee all the right, title and interest of Lessor in and to the Unit and any Purchase Agreement theretofore assigned to Lessor, as it relates to the Unit.

                    1.04 Lease Schedules. Lessee shall deliver to Lessor, not later than four business days before the relevant Scheduling Date (as defined in the Appendix), an original invoice for each Unit. Lessor shall then prepare and deliver to Lessee, within two business days before such Scheduling Date, for Lessee's signature (a) two executed counterparts of a Lease Schedule in the form of Exhibit B (a "Schedule") and
             (b) if title to any

             Unit has been transferred by the applicable Vendor or Lessee has received the Unit before executing and delivering the relevant Purchase Agreement Assignment to Lessor, a Bill of Sale therefor in the form of Exhibit C. Lessee shall execute those documents and return them to Lessor not later than such Scheduling Date. If Lessor receives those documents later than such Scheduling Date Lessor may reject them and regenerate the Schedule for a later Scheduling Date.

                    Subject to satisfaction of all applicable conditions
             precedent, Lessor shall, upon receipt of such documents signed by Lessee, execute the Schedule and pay the Vendor or Lessee, as the case may be, the Purchase Prices of the Units described in the Schedule, and deliver a fully signed counterpart of the Schedule to Lessee.

             SECTION 2.    TERM, RENT AND PAYMENTS.

                    2.01 Term. The term of this Lease as to each Unit shall begin upon its receipt by Lessee and continue as specified in the Schedule.

                    2.02 Rent. Lessee shall pay to Lessor rent for each Unit as described in the Appendix and in the amounts and at the times set forth in the Schedule therefor.

                    2.03 Payment. Rent and all other sums due Lessor hereunder shall be paid at the office of Lessor set forth below unless otherwise specified by Lessor.

                    2.04 Net Lease. THIS LEASE IS A NET LEASE AND LESSEE SHALL NOT BE ENTITLED TO ANY ABATEMENT OR REDUCTION OF RENT OR ANY SET OFF AGAINST RENT, WHETHER ARISING BY REASON OF ANY PAST, PRESENT OR FUTURE CLAIM OF ANY NATURE BY LESSEE AGAINST LESSOR OR OTHERWISE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS LEASE SHALL NOT TERMINATE, NOR SHALL THE OBLIGATIONS OF LESSOR OR LESSEE BE OTHERWISE AFFECTED BY ANY CIRCUMSTANCE, including, without limitation (a) any defect in, damage to, loss of possession or use or destruction of any Unit, however caused, (b) the attachment of any lien, encumbrance, security interest or other right or claim of any third party to any Unit, (c) any prohibition or restriction of or interference with Lessee's use of any Unit by any person or entity, (d) the insolvency of or the commencement by or against Lessee of any bankruptcy, reorganization or similar proceeding, or (e) any other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. IT IS THE INTENTION OF THE PARTIES THAT ALL RENT AND OTHER AMOUNTS PAYABLE BY LESSEE HEREUNDER SHALL BE PAYABLE IN ALL EVENTS IN THE MANNER AND AT THE TIMES HEREIN PROVIDED UNLESS LESSEE'S OBLIGATIONS IN RESPECT THEREOF HAVE BEEN TERMINATED PURSUANT TO THE EXPRESS PROVISIONS OF THIS LEASE.

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                    2.05   Application of Payments.  If an Event of Default
             exists, payments shall be applied in the following order: (a) any unreimbursed or unpaid expenses, including allocated time charges of internal counsel for Lessor and any other attorney's fees; (b) any unreimbursed or unpaid interest on late payments; and (c) rent and all other sums due thereunder. Payments shall be evidenced by entries in records maintained by Lessor which shall be conclusive, absent manifest error.

                    2.06 Excessive Rent. If a court finally determines Lessor has received any payments which are determined to be interest and which result in interest charges to Lessee in excess of the highest rate permitted by applicable law, such payments, to the extent they result in such excess, shall be deemed to have been payments on account of Base Rent and shall be so credited. If such credit results in Lessee having paid to Lessor any sum in excess of Base Rent plus interest charges at the highest rate allowed by law, then such sum shall be refunded to Lessee and Lessee hereby waives any further remedy or claim against Lessor on account of Lessor having received such sum.

                    2.07 Advance Payments. If any amount is received by Lessor on or before the Scheduling Date, either as advance rental or otherwise, such amount shall be held as security for the performance of the terms of this Lease, and Lessor may, but shall not be required to, apply such amount to any overdue financial obligation of Lessee to Lessor. If such amount is so applied, Lessee will pay the same amount to Lessor on demand as a replacement for such amount. If Lessee is not in default under this Lease, such amount shall be refunded upon the request of Lessee. Lessee shall not receive any interest on such deposits.

             SECTION 3.    WARRANTIES.

                    LESSEE ACKNOWLEDGES AND AGREES THAT (a) EACH UNIT IS OF
             A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY LESSEE,
             (b) LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR ITS PURPOSES, (c) LESSOR IS NOT A MANUFACTURER THEREOF NOR A DEALER IN PROPERTY OF SUCH KIND AND (d) LESSOR HAS NOT MADE, AND DOES NOT HEREBY MAKE, ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO THE TITLE, MERCHANTABILITY, CONDITION, QUALITY, DESCRIPTION, DURABILITY, FITNESS FOR PURPOSE OR SUITABILITY OF ANY UNIT IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES AND USES OF LESSEE.
             Lessor hereby assigns to Lessee, to the extent assignable, any warranties, covenants and representations of Vendor with respect to any Unit, but any action taken by Lessee by reason thereof shall be at Lessee's expense and shall be consistent with Lessee's obligations under Section 2. Any amounts received by Lessee as payment under any such warranty shall be applied to restore the relevant Units to the condition required by this Lease, with the balance of such

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             amount, if any, to be paid over to Lessor. Lessee shall not take any action or fail to take any action the effect of which would be to invalidate any such warranty.

             SECTION 4.    COVENANTS WITH RESPECT TO THE UNITS.

                    4.01 Use. Lessee shall not use, operate, maintain or store any Unit improperly, carelessly or in violation of any applicable law or regulation of any government authority.

                    4.02 Possession. Lessee shall not (a) abandon any Unit, or (b) sublease any Unit or permit its use by anyone other than Lessee or Piedmont Coca-Cola Bottling Partnership without the prior written consent of Lessor, not to be unreasonably withheld. No such sublease shall relieve Lessee of its obligations hereunder.

                    4.03   Liens.   Lessee shall not sell, assign or
             transfer, or directly or indirectly create, incur or suffer to exist any lien, claim, security interest or encumbrance of any kind on any of its rights hereunder or in any Unit.

                    4.04   Titling, Licensing and Registration.

                           (a) Characterization of Lease. Lessee and Lessor agree that:

                                  (i)    For Federal income tax purposes,
                    this Lease is intended to be a lease of the Units, notwithstanding (in the case of Units that are Motor Vehicles) the Terminal Rental Adjustment and related provisions, as a result of the provisions of Section 7701(h) of the Code;

                                  (ii)   For purposes of the Uniform
                    Commercial Code of each state, in the case of Units that are Motor Vehicles, notwithstanding the Terminal Rental Adjustment, the TRAC Amount and the Estimated Fair Market Value, and notwithstanding the Payment Limitation, this Lease is properly characterized, as to such Units, as a "true lease" and, in the case of Units that are not Motor Vehicles, this Lease is properly characterized, as to such Units, as a "true lease"; and

                                  (iii)  For vehicle titling and
                    registration purposes, the characterization of this Lease for purposes of the Uniform Commercial Code is relevant (and characterization of this Lease for Federal income tax purposes is irrelevant) for determining whether any Unit that is a Motor Vehicle should be titled or registered in the name of Lessor or Lessee.

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                           (b)    Pre-Closing Titling and Registration.
             Lessee may cause title and registration of a Motor Vehicle to be in Lessor's name before the Scheduling Date therefor if the expected fair market value of such Motor Vehicle at Lease termination is substantially equal to the TRAC Amount therefor. In such case Lessor shall be considered the nominee for the benefit of Lessee until such Scheduling Date. Thereafter such title shall be held as provided in Section 4.04(d). If Lessor is named as owner on any certificate of title or registration for any Unit before its Scheduling Date, all obligations of Lessee hereunder shall apply with respect to such Unit, except that no rent shall accrue for such Unit before its Scheduling Date.

                           (c)    Titling and Registration of Units.
             Unless titling and registration of a Unit in Lessor's name has theretofore been accomplished pursuant to Section 4.04(b), Lessee shall, at Lessee's sole cost and expense, not later than 15 Business Days after the Scheduling Date of a Unit, duly apply or cause application to be made to the appropriate motor vehicle agency for a certificate of title for, and registration of, the Unit in the name of Lessor if the expected fair market value of such Motor Vehicle at Lease termination is substantially equal to the TRAC Amount therefor.

                           (d) Delivery of Titles. As each certificate of title is issued, Lessee shall promptly deliver or cause to be delivered such certificate to Lessor and in any event shall deliver a certificate of title for each Unit to Lessor not later than 30 days following the Unit's Scheduling Date. Upon Lessee's purchase or sale of such Unit in accordance with Item G of the Appendix or upon Lessor's receipt of all payments to which it is entitled upon a Casualty Occurrence with respect to such Unit pursuant to Section 6.01, Lessor shall, if no Event of Default then exists, deliver such certificate of title for such Unit to Lessee within 10 days of payment, properly endorsed and released.

                           (e)      Ownership.  The parties intend that
             this Lease is a true lease and in no event shall this agreement be construed as a sale of the Units. Title to the Units shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity, or interest in the Units other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. Notwithstanding the express intent of the parties, if a court of competent jurisdiction determines this agreement is not a true lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Lessee shall be deemed to have hereby granted Lessor a security interest in the Units, and all accessions thereto, substitutions and replacements therefore, and proceeds (including insurance

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             proceeds) thereof to secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee to Lessor arising under this Lease.

                    4.05 Maintenance. Lessee shall at its expense at all times during the term of this Lease maintain the Units in good operating order, repair, condition and appearance and in accordance with the manufacturer's recommended procedures.

                    4.06 Alterations. Lessee shall not alter any Unit or affix or place any accessory, equipment or device on any Unit if such alteration or addition would impair any applicable warranty or the originally intended function or use or reduce the value of the Unit. All repairs, parts, accessories, equipment and devices furnished, affixed or installed to or on any Unit, excluding temporary replacements, shall thereupon become the property of Lessor. If no Event of Default exists, Lessee may remove at its expense any such parts, accessories, equipment and devices at the expiration of the term of this Lease with respect to the Unit, if such parts, accessories, equipment or devices are readily removable and such removal will not impair the originally intended function or use of the Unit.

                    4.07 Inspection. Upon prior notice to Lessee, Lessor and its designees shall have the right at all reasonable times to inspect any Unit, observe its use and inspect records related thereto.

             SECTION 5.    INDEMNITIES.

                    5.01 General Indemnity. Lessee waives and releases any claim now or hereafter existing against Lessor, any company controlled by, controlling, or under common control with Lessor and all of their directors, officers, employees, agents, attorneys, successors and assigns (each, an "Indemnified Person") on account of, and shall indemnify, reimburse and hold each Indemnified Person harmless from, any and all claims (including, but not limited to, claims based on or relating to copyright, trademark or patent infringement, environmental liability, negligence, strict liability in tort, statutory liability or violation of laws), losses, damages, obligations, penalties, liabilities, demands, suits, judgments or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including reasonable attorneys' fees, including reasonable allocated time charges of internal counsel, in each case imposed on, incurred by or asserted against the Indemnified Person in any way relating to or arising in any manner out of
             (a) the registration, purchase, taking or foreclosure of a security interest in, or the ownership, delivery, condition, lease, assignment, storage, transportation, possession, use, operation, return, repossession, sale or other disposition of, any Unit, before or



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             during the term of this Lease as to the Unit, (b) any alleged or actual defect in any Unit (whether arising from the material or any article used therein, the design, testing, use, maintenance, service, repair, or overhaul thereof or otherwise), regardless of when such defect is discovered or alleged, whether or not the Unit is in Lessee's possession and no matter where it is located, or (c) this Lease or any other related document, the enforcement hereof or thereof or the consummation of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, this Section 5.01 will not apply to any claims resulting solely and primarily from any breach by Lessor of its obligations hereunder.

                    5.02   General Tax Indemnity.

                           (a) Lessee shall pay or reimburse Lessor for, and indemnify and hold Lessor harmless from, all fees (including, but not limited to, license, documentation, recording or registration fees), and all sales, use, gross receipts, property, occupational, value-added or other taxes, levies, imposts, duties, assessments, charges or withholdings of any nature whatsoever, together with any penalties, fines or additions to tax, or interest thereon (all of the foregoing being hereafter referred to as "Impositions"), arising at any time before or during the term of this Lease, or upon any termination of this Lease or return of the Units to Lessor, and levied or imposed on Lessor, directly or otherwise, by any federal, state or local government or taxing authority in the United States or by any foreign country or foreign or international taxing authority on or with respect to (i) any Unit, (ii) the exportation, importation, registration, purchase, ownership, delivery, leasing, possession, use, operation, storage, maintenance, repair, transportation, return, sale, transfer of title or other disposition thereof,
             (iii) the rents, receipts, or earnings arising from any Unit, or (iv) this Lease or any payment made hereunder, excluding, however, taxes measured by Lessor's net income imposed or levied by the United States or any state thereof but not excluding any such net income taxes that by the terms of the statute imposing such tax expressly relieve Lessee or Lessor from the payment of any Impositions Lessee would otherwise have been obligated to pay, reimburse or indemnify.

                           (b) Lessor shall pay directly all Impositions for which Lessor is primarily responsible and as to which Lessor gives Lessee notice Lessor will pay directly; and Lessee shall promptly reimburse Lessor for such Impositions so paid (except any Impositions excluded by Section 5.02(a)) upon presentation of a bill therefor.

                           (c) Lessee shall pay on or before the time or times prescribed by law any Impositions for which Lessee is

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             primarily responsible under applicable law and any other
             Impositions (except any Impositions excluded by Section 5.02(a)) not payable by Lessor pursuant to Section 5.02(b), but Lessee shall have no obligation to pay any such Imposition while Lessee is contesting such Imposition in good faith and by appropriate legal proceedings and the nonpayment thereof does not, in the opinion of Lessor, adversely affect the title, property, use, disposition or other rights of Lessor with respect to the Units. Lessee shall furnish on Lessor's request proof of payment of any Imposition paid by Lessee.

                           (d)    If Lessor is not entitled to a
             corresponding and equal deduction with respect to any Imposition Lessee is required to pay or reimburse under
             Section 5.02(a), (b) or (c) and the payment or reimbursement constitutes income to Lessor, then Lessee shall also pay to Lessor the amount of any Imposition Lessor is obligated to pay in respect of (i) such payment or reimbursement by Lessee and
             (ii) any payment by Lessee made pursuant to this Section
             5.02(d).

                           (e)    Lessor shall prepare and file all
             required property tax reports or returns as "Owner" of the Units but Lessee must timely provide Lessor with all information that Lessor requires to prepare properly any such report or return. Lessee shall report the Units as "Equipment Leased from Others" on any property tax reports or returns required to be filed by Lessee. Lessee shall furnish on Lessor's request copies of reports or returns so filed.

                    5.03   Special Tax Indemnity.

                           (a)    Definition of Loss.  For all Federal,
             state and local income tax purposes, if for any reason:

                                  (i)    Depreciation.  Lessor is not
                    entitled to annual accelerated cost recovery deductions ("Depreciation Deductions") for each Unit as provided by Section 168(a) of the Internal Revenue Code of 1986, as amended (the "Code") based on (A) a basis for depreciation equal to the Purchase Price of the Unit,
                    (B) use of the 200% declining balance method, switching to the straight-line method as provided in Section 168(b)(1) of the Code, (C) a recovery period of three years, in the case of Units that are over-the-road tractors, and five years, in the case of all other Units, as provided in Section 168(c) of the Code, (D) a salvage value equal to zero and (E) the half-year convention;

                                  (ii)   Inclusions.  Lessor is required to
                    include in gross income (an "Inclusion") any amount with respect to the Lease other than (A) Supplemental Rent, Interim Rent, Base Rent and rent payable with respect to

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                    any extension of the term of the Lease, (B) any commitment fee and nonutilization fee payable under the Lease,
                    (C) any amounts payable with respect to a casualty with respect to any Unit or any other event giving rise to a payment of Casualty Value or an amount determined by reference thereto, (D) any amounts payable with respect to an election to purchase the Units, (E) any amounts payable as interest on overdue payments, and (F) the amount of any indemnity payment; in each case at the time and in the amount each such payment accrues under the terms of the Lease; or

                                  (iii)  Foreign Tax Credits.  Lessor's
                    federal income tax liability is increased as a result of a reduction in the foreign tax credits available for utilization by Lessor;

             (any of the foregoing being a "Loss"), then, except as provided in Section 5.03(d), Lessee shall indemnify Lessor with respect to such Loss by making payments in the amounts and at the times specified herein. Any Loss suffered for federal income tax purposes will be deemed to give rise to a corresponding loss for state and local income tax purposes, and no Loss will be considered suffered for state and local income tax purposes unless there is a corresponding Loss for federal income tax purposes.

                           (b)    Payments.

                                  (i)    Lessee's Payments.  If a Loss
                    occurs, Lessee shall pay Lessor an amount which, after reduction by the net amount of all additional taxes payable by Lessor in respect of the receipt or accrual of such amount under the laws of the United States and California (the amount of such taxes to be computed assuming Lessor is subject to the highest marginal Federal and California statutory rate for income or franchise taxes then generally applicable to corporations), is equal to the sum of (A) the net additional Federal income taxes payable by Lessor as a result of such Loss, plus (B) any interest, penalties or additions to tax payable by Lessor as a result of such Loss, such sum to be determined (1) in the case of loss of a Depreciation Deduction, by assuming that Lessor's combined marginal federal, state and local income tax rate will be 40.2%, (2) in the case of an Inclusion, by assuming Lessor is subject to the highest marginal Federal and California statutory rate for income or franchise taxes then generally applicable to corporations and (3) in the case of a loss of foreign tax credits, by assuming Lessor can fully and currently utilize all available credits for foreign taxes to reduce its federal income tax liability.

                                  (ii)   Lessor's Payments.  Lessor shall
                    pay Lessee an amount equal to the sum of (i) the net reduction in Federal income taxes, if any, realized by Lessor attributable to any Loss or circumstances resulting in a Loss, such sum to be determined utilizing the rates set forth in Section 5.03(b)(i)(1) or (2), as applicable, and (ii) the net amount of any additional reduction in Federal and California income and franchise taxes, if any, realized by Lessor as a result of any payment pursuant to this sentence. However, the aggregate amount paid by Lessor to Lessee hereunder with respect to any Loss shall not exceed the aggregate amount paid by Lessee to Lessor with respect to such Loss.

                           (c)    Timing of Payments.

                                  (i)    Time of Lessee's Payments.  Any
                    amount payable to Lessor shall be paid within 30 days after written notice to Lessee by Lessor that a Loss has occurred (which notice shall describe the Loss in reasonable detail and set forth the computation of the amount payable). The time at which a Loss occurs shall be deemed to be the date the additional Federal income taxes resulting from the Loss would become due under the assumptions set forth in paragraph (e).

                                  (ii)   Time of Lessor's Payments.  Any
                    amount payable to Lessee shall be paid within 30 days after the date on which Lessor would realize the reduction in Federal income tax under the assumptions set forth in paragraph (e), and shall be accompanied by a written statement describing the computation of the amount so payable as determined by Lessor.

                           (d) Exceptions. Lessee shall not be required to make any payment hereunder in respect of any Loss that results solely from one or more of the following causes:
                                  (i)    the failure of Lessor to have
                    sufficient taxable income to benefit from the depreciation deductions described in paragraph 1;

                                  (ii)   the failure of Lessor to claim
                    timely or properly any tax benefit or treatment referred to in paragraph 1 in a tax return of Lessor, unless such failure is based on a good faith determination of Lessor that it is not entitled to claim such tax benefit or treatment;

                                  (iii)  a voluntary disposition by Lessor
                    of all or any part of its interest in a Unit before any default by Lessee;

                                  (iv)   any event giving rise to a payment
                    of Casualty Value or an amount determined by reference thereto, but only if such payment has been made in full;

                                  (v)    a foreclosure of a lien on any
                    Unit by any person holding such lien through Lessor which foreclosure results solely from an act of Lessor; or

                                  (vi)   the failure of Lessor to qualify
                    for the half-year convention provided by Code
                    (section indicator)168(d)(1).

                           (e)    Computations.  Whenever it may be
             necessary to determine (i) whether there has been a Loss or
             (ii) the amount of any payment required to be made hereunder by either Lessee or Lessor, such determination shall be made assuming (A) Lessor could fully benefit from any deductions and would suffer the full detriment of any additional income,
             (B) Lessor pays its annual federal income and state and local franchise or income taxes on quarterly estimated payment dates in accordance with the following schedule: 25% of the total income taxes for each year is paid on each April 15, June 15, September 15 and December 15 of the year with respect to which such taxes are imposed ("Estimated Tax Payment Dates") and (C) Lessor will compute its taxable income under the accrual method of accounting.

                           (f)    Contest.

                                  (i)    Lessor shall have no obligation to
                    contest any disallowance or adjustment or other action that may result in a Loss unless: (A) Lessor receives a written notification by any taxing authority of a proposed disallowance or adjustment (a "Disallowance"),
                    (B) Lessee requests Lessor to contest the Disallowance within 45 days after Lessor has notified Lessee thereof and within 60 days thereafter delivers to Lessor an opinion of tax counsel satisfactory to Lessor that Lessor should prevail in the contest, (C) Lessee promptly pays the amount required under paragraph 2 if Lessor elects to pay the tax and sue for a refund,
                    (D) the amount at issue in such contest exceeds $100,000, and (E) Lessee fully indemnifies Lessor for the tax and for all costs and expenses incurred by Lessor in connection with such contest including allocated time charges of internal counsel for Lessor and any other reasonable attorney's fees and expenses, and promptly reimburses Lessor for all such costs and expenses as incurred.

                                  (ii)   Lessor shall have the right to
                    control the conduct of the contest of any proposed adjustment; provided, however, that Lessee shall be kept informed of the status of such contest and shall have the right to participate in the conduct of such contest. If, in the course of contesting any claim referred to in this Section 5.03, the Internal Revenue Service advises Lessor that it is willing to agree to a settlement of such claim, Lessor shall notify Lessee of such settlement proposal. If, after receipt of such notice, Lessee so requests, and such settlement proposal relates exclusively to a Loss indemnifiable by Lessee hereunder for which Lessee has acknowledged its liability hereunder, Lessor shall agree to the settlement as proposed by the Internal Revenue Service and described to Lessee. At any time, Lessor may agree to a settlement proposal, without Lessee's approval or consent, by notifying Lessee in writing that Lessor has waived its right to indemnity with respect to such settlement.

                           (g)    Survival.  All of Lessor's rights and
             privileges arising from the indemnities contained herein shall survive the expiration or other termination of this Lease.

                           (h) Lessor. For purposes of this Income Tax Indemnity, "Lessor" shall include any affiliated group (within the meaning of Section 1504 of the Code) of which Lessor is or becomes a member for any year in which a consolidated income tax return is filed for such affiliated group.

             SECTION 6.    RISK OF LOSS; CASUALTIES; INDEMNITY.

                    6.01 Casualty Value Payments. If any Unit is worn out, lost, stolen, destroyed, or irreparably damaged, from any cause whatsoever, or taken or requisitioned by condemnation or otherwise (any such occurrence being hereinafter called a
            "Casualty Occurrence") before or during the term of this Lease as to such Unit, Lessee shall give Lessor prompt notice thereof, but in event not later than 10 days after Lessee is reasonably able to determine that a Casualty Occurrence occurred. On the first rent payment date after the Casualty Occurrence or, if there is no such rent payment date, 30 days after the Casualty Occurrence, Lessee shall pay to Lessor an amount equal to the rent payment in respect of such Unit, if any, due on such date plus a sum equal to the Casualty Value for the Unit as of such date, determined according to the Appendix.

                    6.02 Effect of Casualty Value Payments. Upon the making of such payment by Lessee in respect of any Unit, the rent for the Unit shall cease to accrue, the term of this Lease as to the Unit shall terminate and Lessor shall be entitled to recover possession of the Unit. If Lessor receives the Casualty

             Value for a Unit, Lessee shall be entitled to the proceeds of any recovery in respect of the Unit from insurance or otherwise. Except as provided in this Section 6.02, Lessee shall not be released from its obligations hereunder in the event of, and shall bear the risk of, any Casualty Occurrence to any Unit before or during the term of this Lease with respect to the Unit.

             SECTION 7.    INSURANCE.

                    Lessee, at its own cost and expense, shall keep the
             Units insured against all risks for the value of the Units and in no event for less than the Casualty Value of the Units. Notwithstanding the foregoing, if no Event of Default exists, Lessee may self-insure with respect to the insurance required in the preceding sentence. Lessee shall maintain public liability insurance against such risks in amounts not less than $5 million combined single limit. All such insurance shall be in such form as Lessor shall approve, with financially sound and reputable independent insurers, shall specify Lessor and Lessee as insurers and shall provide that such insurance may not be canceled as to Lessor or altered in any way that would affect the interest of Lessor without at least 30 days prior written notice to Lessor. All insurance shall be primary, without right of contribution from any other insurance carried by Lessor, shall contain a "breach of warranty" provision satisfactory to Lessor, and shall provide that all amounts payable by reason of loss or damage to all the Units shall be payable solely to Lessor. Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance at the time specified in Item B, Paragraph 2 of the Appendix.

             SECTION 8.    DEFAULTS; REMEDIES.

                    8.01 Events of Default. The following shall constitute events of default ("Events of Default") hereunder:

                           (a)    Lessee fails to make any payments to
             Lessor within 10 days of the date when due hereunder;

                           (b) Any representation or warranty of Lessee contained herein or in any document furnished to Lessor in connection herewith is incorrect or misleading in any material respect when made and is not corrected (if capable of being corrected) within 10 days after notice thereof from Lessor to Lessee;

                           (c) Lessee fails to observe or perform any other covenant, agreement or warranty made by Lessee hereunder and such failure continues for 10 days after written notice thereof to Lessee;

                           (d)    Any default occurs under any other
             agreement for borrowing money or receiving credit under which Lessee or any guarantor or general partner of Lessee may be obligated as borrower, lessee or guarantor, if such default consists of the failure to pay any indebtedness when due or perform any other obligation thereunder if such default gives the holder of the indebtedness the right to accelerate the indebtedness; provided, that if the default under such other agreement is cured or waived by the parties thereto, default under this subsection (d) shall be deemed likewise to have been thereupon cured or waived;

                           (e) Lessee, any guarantor of this Lease or any general partner of Lessee makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

                           (f) Any involuntary petition is filed under any bankruptcy statute against Lessee, any guarantor of this Lease or any general partner of Lessee, or any receiver, trustee, custodian or similar official is appointed to take possession of the properties of Lessee, any guarantor of this Lease or any general partner of Lessee, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of the filing or appointment; or

                           (g) Lessee, any guarantor of this Lease or any general partner of Lessee liquidates, dissolves, dies or enters into any partnership, joint venture (other than in its ordinary course of business), consolidation, merger or other combination, or sells, leases or disposes of a substantial portion of its business or assets; provided that the foregoing shall not apply to the participation in a joint venture or partnership for the expansion of Lessee's bottling business or a consolidation, merger or other combination in which Lessee is the survivor.

                    8.02 Remedies. If any Event of Default occurs, Lessor, at its option, may:

                           (a) proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof; or

                           (b) by notice in writing to Lessee terminate this Lease, whereupon all rights of Lessee to use the Units shall terminate, but Lessee shall remain liable as hereinafter provided; and thereupon Lessor may enter upon the premises of Lessee or other premises where any of the Units may be and take possession of all or any of such Units and thenceforth hold the same free from any right of Lessee, its successors or assigns, but Lessor shall, nevertheless, have a right to recover from Lessee any and all amounts that under the terms of this Lease may be then due or that may have accrued to the date of such termination (computing the rent for any number of days less than a full rent period by multiplying the rent for such full rental period by a fraction of which the numerator is such number of days and the denominator is the total number of days in such full rent period) and also to recover forthwith from
             Lessee: (i) as damages for loss of the bargain and not as a penalty, a sum, with respect to each Unit, that equals (x) the present value, at the time of such termination, of the entire unpaid balance of all rent for the Unit that would otherwise have accrued hereunder from the date of such termination to the end of the term of this Lease as to such Unit minus (y) the then present value of the rent Lessor reasonably estimates to be obtainable for the Unit during such period, such present value to be computed in each case by discounting at a rate equal to the then judgment rate of interest fixed under California law, compounded at the same frequency as rent is payable hereunder, from the respective dates upon which rent would have been payable hereunder had the Lease not been terminated and (ii) any damages and expenses in addition thereto that Lessor sustains because of the breach of any covenant, representation or warranty contained in this Lease other than for the payment of rent.

                    Lessee hereby waives any rights now or hereafter
             conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use any Unit in mitigation of Lessor's damages upon any default by Lessee, except as may be set forth in this Section 8.02, or that may otherwise limit or modify any of Lessor's rights or remedies under Section 8.02.

                    8.03 Expenses. Lessee agrees to pay all reasonable allocated time charges, costs and expenses of internal counsel for Lessor and any other reasonable attorneys' fees, expenses or out-of-pocket costs incurred by Lessor in enforcing this Lease.

                    8.04 Nonexclusive. The remedies herein provided in favor of Lessor shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in its favor existing at law or in equity.

                    8.05 Right of Lessor to Perform. If Lessee fails to perform any of its agreements contained herein, Lessor may perform such agreement, and Lessee shall pay the reasonable expenses incurred by Lessor in connection with such performance, upon demand.

             SECTION 9.    RETURN OF UNITS.

                    Upon expiration of the term of this Lease in respect of
             each Unit, or if Lessor rightfully demands possession of a Unit pursuant to this Lease or otherwise, Lessee, at its expense, shall forthwith deliver possession of the Unit to Lessor, together with its manuals and maintenance records, in the condition required by Section 4 and any additional requirements specified in the Appendix. Upon such return the Unit shall be free and clear of all liens, encumbrances or rights of others whatsoever. Lessee shall, by whichever of the following means Lessor may specify (after first storing the Unit, at Lessor's request, at the place where the Unit is to be located hereunder, free of charge for a period not to exceed 9O days, during which time Lessor will be allowed reasonable access thereto) deliver the Unit to Lessor in the continental United States as follows:
             (i) at Lessee's premises; (ii) at Lessee's expense to such place as Lessor shall specify; or (iii) the loading of the Unit on board such carrier and to such destinations as Lessor may designate with freight charges prepaid by Lessee. If the Unit is shipped pursuant to clause (i) of the preceding sentence, Lessee shall obtain and pay for a policy of transit insurance in an amount equal to the replacement value of the Unit and Lessor shall be named as the Loss payee on all such policies of insurance. Lessor shall have the right to inspect the Unit before or after its return, and Lessee shall pay the reasonable costs of such inspection if the Unit is not in the condition required by this Lease. In addition, if repairs are made necessary, in the reasonable opinion of Lessor, to place the Unit in the condition required by this Lease, Lessee agrees to pay the cost of such repairs and further agrees to pay Lessor rent for the period of time reasonably necessary to accomplish such repairs, based on a daily pro-rated amount of the previous rent. Rent shall accrue at a daily pro-rated amount of the previous rent, for each day that Lessee does not return the Unit as required, but such payment of rent does not extend the term of this Lease.

                    Each Motor Vehicle Unit returned to Lessor pursuant to
             this Section 9 shall have (a) at least 50% original tread on all tires, which may not include recapped tires, except that if technology regarding recapped tires has significantly improved since the date hereof, Lessor may, in its reasonable discretion, accept recapped tires; (b) all cargo boxes substantially air and water tight; (c) no promotional decals or cracked or broken glass, except for minor chips and cracks that do not materially reduce the value or utility of the particular Units involved; (d) the engine, transmission and drive train in roadworthy condition and the remainder of the Unit in good operating condition, capable of performing its originally intended use; (e) all operating components of each Unit able to perform their function as originally intended;
             (f) all mechanical and electrical equipment, including radios, heaters, and air conditioners in proper operating condition;
             and (g) no damage to all other exterior and interior materials, the cost of repairs of which, taken together, exceed $500 per Unit, and otherwise, ordinary wear and tear resulting from ordinary use in the rental market alone excepted, in the same condition as when delivered to Lessee hereunder. But such ordinary wear and tear exception shall not derogate from the specific requirements of this Section
             9. Upon the return of any Unit to Lessor, Lessee will, at Lessor's request, promptly deliver to Lessor all maintenance records as kept by Lessee or Lessee's affiliates in the normal course of business, repair orders, license plates, registration certificates and all other similar documents for the Unit, in their entirety.

                    If the proceeds of sale of any Motor Vehicle Unit
             received by Lessor under paragraph 2 of Item E of the Appendix at the scheduled expiration of the Lease term of the Unit (net of sales costs and any applicable taxes) and any Terminal Rental Adjustment payment by Lessee with respect to the Unit equals or exceeds the TRAC Amount for the Unit, then Lessee shall have no liability under this Section 9.

             SECTION 10.   ASSIGNMENT.

                    Lessor may at any time assign or transfer all of the
             right, title or interest of Lessor in and to this Lease, and the rights, benefits and advantages of Lessor hereunder, including the rights to receive payment of rent or any other payment hereunder and Lessor's title to the Units and any and all obligations of Lessor in connection herewith, (a) in the case of an assignment or transfer to a party who is at the time a creditor of Lessee, without Lessee's consent and (b) in all other cases, with the consent of Lessee, not to be unreasonably withheld. Lessor may, subject to obtaining an appropriate confidentiality agreement therefrom, disclose to any potential or actual assignee or transferee any information in Lessor's possession relating to Lessee or the Lease. Any such assignment or transfer shall be subject and subordinate to this Lease and the rights and interests of Lessee hereunder. NO ASSIGNMENT OF THIS LEASE OR ANY RIGHT OR OBLIGATION HEREUNDER MAY BE MADE BY LESSEE OR ANY ASSIGNEE OF LESSEE WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR.

             SECTION 11.   FURTHER ASSURANCES.

                    Lessee confirms there is no pending litigation, tax
             claim, proceeding or dispute that may materially adversely affect its financial condition or impair its ability to perform its obligations hereunder. Lessee will, at its expense, maintain its legal existence in good standing and do any further act and execute, acknowledge, deliver, file, register and record any further documents Lessor may reasonably request in order to protect Lessor's title to the Units and Lessor's rights and benefits under this Lease.

             SECTION 12.   MISCELLANEOUS.

                    12.01  Effect of Waiver.

                    No delay or omission to exercise any right, power or
             remedy accruing to Lessor upon any breach or default of Lessee hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lessor of any breach or default under this Lease must be in writing specifically set forth.

                    12.02 Survival of Covenants. All obligations of Lessee under Sections 1, 2, 4, 5, 6, 7, 8, 9 and 11 and the Appendix shall survive the expiration or termination of this Lease to the extent required for their full observance and performance.

                    12.03 Applicable Law; Severability. This Lease shall be governed by and construed under the laws of California, to the jurisdiction of which, and of federal courts in California, the parties hereto submit. If any provision hereof is held invalid, the remaining provisions shall remain in full force and effect.

                    12.04 Financial Information. Lessee shall, and shall cause any Guarantor to, keep its books and records in accordance with generally accepted accounting principles and practices consistently applied and shall, and shall cause any Guarantor to, deliver to Lessor such financial statements and information as may be set forth in the Appendix or as Lessor may reasonably request. Credit information relating to Lessee, any guarantor or general partner of Lessee may be disseminated among Lessor and any of its affiliates and any of their respective successors and assigns.

                    12.05 Notices. All demands, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or when deposited in the mail, first class postage prepaid, sent by or delivered to a telegraph office, charges prepaid, or by telecopier, followed by delivery of a copy thereof by mail or telegram as aforesaid, addressed to each party at the address set forth below the signature of such party on the signature page, or at such other address as may hereafter be furnished in writing by such party to the other.

                    12.06 Counterparts. Two counterparts of this Lease have been executed by the parties hereto. One counterpart has been prominently marked "Lessor's Copy". One counterpart has been prominently marked "Lessee's Copy". Only the counterpart marked "Lessor's Copy" shall evidence a monetary obligation of Lessee.

                    12.07  Transaction Costs.   Lessee shall reimburse
             Lessor for any reasonable legal expenses of Lessor (including allocated time charges of internal counsel for Lessor) in connection with negotiating, drafting or altering this Lease and any related documents.

                    12.08 Effect and Modification of Lease. This Lease exclusively and completely states the rights of Lessor and Lessee with respect to the leasing of the Units and supersedes all prior agreements, oral or written, with respect thereto. No variation or modification of this Lease shall be valid unless in writing.

                      (The initials BBJ appear here)
                           (LESSEE'S INITIALS)


                              LESSEE'S COPY

                    The parties hereto have executed this Lease Agreement
             as of the day and year first above written.

             BA LEASING & CAPITAL               COCA-COLA BOTTLING
             CORPORATION                        CO. CONSOLIDATED



             By: (Signature of Sonia Delen   By:(Signature of Brenda B. Jackson
                      appears here)                    appears here)
             Title: Assistant Vice President Title: Vice President & Treasurer

             By: (Signature of Gail D. Smedal P.O. Box 31487
                      appears here)           Charlotte, NC 28231-1487
             Title: Vice President

             Four Embarcadero Center

             Suite 1200
             San Francisco, CA 94111
             Attn:  Contract Administration
             Fax #: 415/765-7373                Fax #: 704-551-4451


                     LESSEE CERTIFIES, UNDER PENALTY OF PERJURY, THAT (1)
             IT INTENDS THAT MORE THAN 50% OF THE USE OF THE UNITS THAT ARE MOTOR VEHICLES IS TO BE IN ITS TRADE OR BUSINESS, AND (2) IT HAS BEEN ADVISED THAT IT WILL NOT BE TREATED AS OWNER OF SUCH UNITS FOR FEDERAL INCOME TAX PURPOSES.

                                  COCA-COLA BOTTLING CO. CONSOLIDATED



                                  By     Brenda B. Jackson
                                  Title  Vice President & Treasurer

                              LESSEE'S COPY

                                                    Lease No. 1994-1 (940148)



                            APPENDIX TO LEASE AGREEMENT  dated as
                      of December 15,  1994 between BA LEASING  &
                      CAPITAL CORPORATION and  COCA-COLA BOTTLING
                      CO. CONSOLIDATED.

          A.    Units.

                The Units to be leased hereunder consist of new personal property comprising OTR Tractors ("Type A Units"), OTR Trailers ("Type B Units"), Route Equipment ("Type C Units"), Vending Trucks ("Type D Units") and Forklifts ("Type E Units"), and all modifications, replacements and substitutions thereof and therefor; provided that Lessor reserves the right to disapprove any equipment for leasing hereunder. The Type A, B, C and D Units are sometimes referred to in this Lease as the "Motor Vehicles", and individually, a "Motor Vehicle".

          B.    Purchase Price; Conditions Precedent.

                1.    "Purchase  Price" with respect  to each  Unit means the
          amount Lessor  pays for  such  Unit.   Without the  prior  written
          consent of Lessor, the sum of the Purchase Price of all Units leased hereunder shall not exceed $12,149,500 (the "Maximum Purchase Price"), the Purchase Price of each Unit shall not exceed, in the case of new equipment, the amount invoiced by Vendor therefor and, in the case of used equipment, the fair market value for similar used equipment, and the aggregate amount of installation, transportation and any similar costs with respect to any Unit shall not exceed 20% of the total Purchase Price for the Unit.

                In no event will any Schedule contain Units with an aggregate Purchase Price of less than $5,000.

                2. The obligation of Lessor to pay for each Unit is subject to satisfaction of the following conditions precedent:

                      (a) Lessee shall have executed and delivered to Lessor the Schedule therefor as required under Section 1.03 of the Lease;

                      (b) Lessor shall have received a duly executed bill of sale for the Unit, if required by Section 1.04 of the Lease;

                      (c)   its   Delivery   Date   shall   be   during   the
          Utilization Period set forth below;

                      (d) there shall exist no Event of Default nor any event which, with notice or lapse of time or both, would become an Event of Default (a "Default");

                      (e) Lessor shall have received satisfactory evidence that Lessor has been named as owner or lien holder (as required by Section 4.04 of the Lease) on all vehicle title or registration documents;


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


                      (f) delivery to Lessor, no later than the first assignment by Lessee of a Purchase Agreement hereunder (or, in the case of a sale and leaseback, the first Delivery Date), at Lessee's sole expense, the following documents, in form and substance satisfactory to Lessor:

                        (i) evidence of Lessee's authority to enter into and perform its obligations under this Lease and of the incumbency of the person or persons authorized to execute and deliver this Lease and any other agreement or document required hereunder, including specimen signatures of such persons;

                        (ii) certificates of insurance, together with loss payable and other endorsements complying with, or other evidence acceptable to Lessor that Lessee has complied with, Section 7 of the Lease;

                        (iii) UCC financing statements executed by Lessee, together, at Lessor's option, with certificates of filing officers as to the nonexistence of any prior UCC filings;

                        (iv) an opinion of counsel, substantially in the form of Exhibit D; and

                        (v) any other documents as Lessor may reasonably request.

          C.     Term.

                 The lease term for each Unit shall consist of an Interim Term followed immediately by a Base Term. The Interim Term for each Unit shall commence on, and include, the date of its receipt by Lessee and shall continue until, but not include, its Base Date. The Base Term of each Unit shall commence on, and include its Base Date and shall continue for the number of months specified in Attachment 1 to this Appendix. The Base Date for each Unit shall be on the first or fifteenth day of the month, as specified by Lessor, not more than three months following the Scheduling Date. The Base Date shall not be earlier than the later of the Delivery Date and the date the Unit is placed in service by Lessor within the meaning of the Internal Revenue Code. However, if Lessee does not deliver the Schedule to Lessor as required by Section 1.03, Lessor may either terminate this Lease as to such Unit or reschedule the Base Date to the next succeeding month, in which event the provisions of this sentence shall continue to apply.


          D.     Utilization Period.

                 All Delivery Dates for Units leased hereunder must occur between the date of this Lease and December 31, 1995, inclusive which date may be extended by Lessor by notice to Lessee (the "Utilization Period").

          E.     Rent.

                 1. Base Rent. Lessee shall pay rent for the use of each Unit during the Base Term ("Base Rent") in arrears in consecutive quarterly installments, with the first such installment due three months following the Base Date. Each Base Rent installment for each Unit will be an amount equal to the relevant percentage of the Purchase Price of the Unit specified below (the "Indicative Base Rent Rate"), which rate will be adjusted corresponding to changes in the Index Rate four business days before the Scheduling Date. Unless the Index Rate is more than .125 percentage points different than the Indicative Index Rate shown on Attachment 1 to this Appendix, there will be no adjustment in the Base Rent. However, if the Index Rate four business days before the Scheduling Date is more than .125 percentage points higher or lower, an adjustment will be made to preserve Lessor's Economics.

                        "Scheduling Date" of each Unit means the date on which the item of Unit is paid for by the Lessor.

                        "Index Rate" means the bond-equivalent yield per annum for U.S. Treasury Notes specified on Attachment 1 to this Appendix, as published in the Wall Street Journal four business days before the Scheduling Date.

                        "Lessor's Economics" shall mean Lessor's anticipated nominal after tax multiple-investment-sinking-fund yield incorporating the same assumptions as were utilized by Lessor in calculating the Indicative Base Rents.

                 2. Terminal Rental Adjustment. If the proceeds (net of applicable taxes, sale costs and costs of warranty transfer) received by Lessor from the sale of any Unit that is a Motor Vehicle, (in the case of sale to a third party) or the fair market sale value determined pursuant to Item (G) (in the case of a sale to Lessee) are less than the TRAC amount for such Unit, Lessee shall promptly pay to Lessor, upon demand, an amount equal to the difference between (i) the TRAC Amount for such Unit set forth in Attachment 1 to this Appendix and (ii) the net proceeds from such sale actually received by or for the account of Lessor. If any Unit that is a Motor Vehicle is sold after the scheduled expiration of this Lease at a price exceeding the TRAC Amount for such Unit, then Lessor shall promptly pay to Lessee an amount equal to the amount by which the net proceeds from such sale actually received by or for the account of Lessor exceeds the TRAC Amount for such Unit. Any payment under this Item shall be considered a terminal rental adjustment ("Terminal Rental Adjustment"). However, for Type A Units the deficiency shall not exceed 10.34% of the Purchase Price thereof. Lessee hereby represents that this limitation on Lessor's recourse will not disqualify this transaction for treatment under the TRAC lease provisions of the Code.

                        Lessor  and  Lessee  intend  this  Lease  to  be   a
          "qualified motor vehicle operating agreement" as to the Units containing a "Terminal Rental Adjustment", all within the meaning of section 7701(h), or any successor section, of the Internal Revenue Code.

          F.     Location; Return Condition; Casualty Values

                 1.     Location.  The Units  shall be titled in the  states
          of  Alabama,   Florida,  Georgia,   Kentucky,  Mississippi,  North
          Carolina, Ohio, South Carolina, Tennessee, Virginia and West Virginia and the Schedule relating to each Unit shall set forth the state in which such Unit is to be titled. Lessee shall give Lessor notice of any change in the titling location required by applicable law at least 10 days before such change is required.

                 2. Return Location and Condition. Any Unit returned pursuant to Section 9 of the Lease shall be returned at the place Lessor specifies within the state in which the Unit was originally delivered or, if the Unit has been moved to another state in accordance with this Lease, within such other state. Upon such return such Unit shall be in good operating condition and, ordinary wear and tear excepted, in the same condition as on its Delivery Date.

                 3. Casualty Values. The Casualty Values of each Unit shall be the percentages of the Purchase Price thereof as set forth in Attachment 1 to this Appendix which will be adjusted consistent with any adjustment of Base Rents as provided herein, and such adjusted Casualty Values will be as set forth on the Schedule relating to such Unit.

          G.     Sale Upon Expiration of Lease; Lessee Purchase Option.

                 Upon the scheduled expiration of this Lease with respect to all, but not less than all, of the Units, Lessee may:

                 (a) purchase such Units for a price equal to the fair market sale value (as determined herein) of such Units on such date of expiration upon 45 days prior written notice to Lessor, or
                 (b) surrender such Units to Lessor on such date of expiration pursuant to Item F.

                 If Lessee elects to surrender such Units, Lessee shall sell such Units as agent for Lessor. Lessee's authority to act as such agent shall expire 30 days after such date of expiration, whereupon Lessor shall sell such Units as soon as practicable thereafter, in a commercially reasonable manner (which may be by auction in the wholesale market). While acting as Lessor's agent, Lessee shall not consummate any proposed sale of a Unit that is a Motor Vehicle for a price (net of applicable taxes and sales costs) less than the TRAC Amount without notifying Lessor and obtaining Lessor's prior written consent to such sale.

                 If Lessee exercises the purchase option, Lessee shall, if no Event of Default exists on the date of such notice or on the closing date of the purchase, purchase the Units at a purchase price equal to the fair market sale value of such Units as of the last day of the applicable Lease Term. The fair market sale value shall mean the open market cash purchase price that an informed and willing person (other than a lessee-user in possession) would pay for the Units in an arms-length transaction to a willing and informed owner under no compulsion to sell and assuming the Units are in the condition as required in the Lease. The fair market sale value for Type C Units shall not exceed 25% of the Purchase Price for such Units. The fair market sale value of the Units shall be determined no later than 30 days before such expiration date by mutual consent of Lessor and Lessee. If they are unable to agree, the fair market sale value shall be determined in an appraisal mutually agreed to by two recognized independent automotive appraisers, one of which shall be chosen by Lessor and one by Lessee with each of Lessee and Lessor paying the expenses of its appointed appraiser. If such appraiser cannot reach agreement on the amount of such appraisal, the determination shall be made by an appraisal arrived at by a third independent appraiser chosen by mutual consent of such two appraisers. Lessee and Lessor shall share equally the expenses of such third appraisal. Upon receipt of the purchase price and all other amounts due under the Lease, Lessor shall transfer to Lessee, without recourse or warranty other than a warranty of retransfer of all interest received by Lessor from Lessee subject to any liens not created by Lessor, on an AS-IS, WHERE-IS basis, all of Lessor's right, title and interest, if any, in such Units within 10 days of payment.

                 Whether or not Lessee purchases or surrenders the Motor Vehicle Units, Lessee shall pay Lessor, as rent, any Terminal Rental Adjustments.


          H.     Late Charges.

                 Lessee shall pay Lessor interest on late payments at the rate of 2% in excess of the Reference Rate, computed daily on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year is used.

                 "Reference Rate" is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association in San Francisco, California ("Bank") as its Reference
          Rate.    The  Reference  Rate is  set  based  on various  factors,
          including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Loans may be priced at, above or below the Reference Rate.

          I.     Nonutilization Fee.

                 If upon the expiration of the Utilization Period the Purchase Price of all Units leased hereunder is less than $7,000,000, then Lessee shall pay to Lessor 1% of the difference between the Purchase Price and $11,045,000. Such amount shall be due and payable when billed by Lessor.